UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13D

Under the Securities Exchange Act of 1934
(Amendment No. 10)*

eGain Communications Corporation
(Name of Issuer)

Common Stock, Par Value $.001 Per Share
(Title of Class of Securities)

282225C103
(CUSIP Number)

John C. Kennedy, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
(212) 373-3025
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

March 8, 2013
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

All ownership percentages set forth herein are based on there being 24,784,524 shares of Common Stock outstanding unless otherwise specified herein.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 282225C103	SC 13D	Page 2 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Oak Hill Capital Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 282225C103	SC 13D	Page 3 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Oak Hill Capital Management Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 282225C103	SC 13D	Page 4 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON OHCP GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 282225C103	SC 13D	Page 5 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON OHCP MGP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 282225C103	SC 13D	Page 6 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Oak Hill Venture Fund I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 583,655(1)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 583,655(1)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 583,655(1)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.4%
14	TYPE OF REPORTING PERSON PN

(1)
583,655 shares of Common Stock are owned directly by Oak Hill Venture Fund I, L.P. through its general partner, OHVF GenPar I, L.P., through OHVF GenPar I, L.P.’s general partner, OHVF MGP I, LLC.  See Item 5(a) herein.

CUSIP No. 282225C103	SC 13D	Page 7 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON OHVF GenPar I, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 583,655(2)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 583,655(2)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 583,655(2)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.4%
14	TYPE OF REPORTING PERSON PN

(2)	Power is exercised by OHVF GenPar I, L.P. in its capacity as general partner to Oak Hill Venture Fund I, L.P. and through its general partner, OHVF MGP I, LLC.

CUSIP No. 282225C103	SC 13D	Page 8 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON OHVF MGP I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 583,655(3)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 583,655(3)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 583,655(3)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.4%
14	TYPE OF REPORTING PERSON OO

(3)
See footnote (2) to page relating to OHVF GenPar I, L.P.  Power is exercised by OHVF MGP I, LLC in its capacity as general partner to OHVF GenPar I, L.P. and through its sole member, Group Investors, LLC.

CUSIP No. 282225C103	SC 13D	Page 9 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Group Investors, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 583,655(4)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 583,655(4)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 583,655(4)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.4%
14	TYPE OF REPORTING PERSON CO

(4)	See footnote (3) to page relating to OHVF MGP I, LLC. Power is exercised by Group Investors, LLC in its capacity as sole member of OHVF MGP I, LLC. Group Investors, LLC is 100% owned by Mark Wolfson.

CUSIP No. 282225C103	SC 13D	Page 10 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON FW Investors V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,427,325(5)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,427,325(5)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,427,325(5)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.8%
14	TYPE OF REPORTING PERSON PN

(5)	1,427,325 shares of Common Stock are owned directly by FW Investors V, L.P., through its general partner, FW Management II, LLC. See Item 5(a) herein.

CUSIP No. 282225C103	SC 13D	Page 11 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON FW Management II, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,427,325(6)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,427,325(6)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,427,325(6)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.8%
14	TYPE OF REPORTING PERSON OO

(6)
See footnote (5) to page relating to FW Investors V, L.P.  Power is exercised by FW Management II, LLC in its capacity as general partner to FW Investors V, L.P. through its sole member, J. Taylor Crandall.

CUSIP No. 282225C103	SC 13D	Page 12 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Robert M. Bass
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 692,607(7)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 692,607(7)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 692,607(7)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.8%
14	TYPE OF REPORTING PERSON IN

(7)
Represents the shares of Common Stock that are beneficially owned as a result of a previous distribution from FW Ventures I, L.P. and the March 8, 2013 acquisition of 482,180 shares of Common Stock as a result of a pro rata, in-kind distribution by Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.

CUSIP No. 282225C103	SC 13D	Page 13 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Capital Partnership, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 88,654(8)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 88,654(8)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 88,654(8)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14	TYPE OF REPORTING PERSON PN

(8)
Represents the shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P. and the March 8, 2013 acquisition of 36,123 shares of Common Stock as a result of a pro rata, in-kind distribution by Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.  Power is exercised by Capital Partnership through its general partner, Capital GenPar, LLC.

CUSIP No. 282225C103	SC 13D	Page 14 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Capital GenPar, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 88,654(9)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 88,654(9)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 88,654(9)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.4%
14	TYPE OF REPORTING PERSON PN

(9)
Solely in its capacity as general partner of Capital Partnership, L.P.  See footnote (8) to page relating to Capital Partnership, L.P.  Power is exercised by Capital GenPar, LLC solely in its capacity as general partner of Capital Partnership, L.P. See Item 5(a) herein.

CUSIP No. 282225C103	SC 13D	Page 15 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON David G. Brown
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 24,465(10)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 24,465(10)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 25,965(10) (11)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON IN

(10)
Represents 12,007 shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P. and the March 8, 2013 acquisition of 12,458 shares of Common Stock in a pro rata, in-kind distribution by Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.

(11)	Includes 1,500 shares of Common Stock that would be beneficially owned upon exercise of director options held by Mr. Brown.

CUSIP No. 282225C103	SC 13D	Page 16 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Mark A. Wolfson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 660,959(12)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 660,959(12)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 665,959(12) (13)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.7%
14	TYPE OF REPORTING PERSON IN

(12)
Represents 12,007 shares of Common Stock that are beneficially owned as a result of a previous distribution from FW Ventures I, L.P. and the March 8, 2013 acquisition of 65,297 shares of Common Stock in a pro rata, in-kind distribution by Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. and 583,655 shares of Common Stock beneficially owned as a result of Mark Wolfson’s 100% ownership of Group Investors, LLC, the sole member of OHVF MGP I, LLC. See Footnote (4) to page relating to Group Investors, LLC.

(13)	Includes 5,000 shares of Common Stock that would be beneficially owned upon exercise of director options held by Dr. Wolfson.

CUSIP No. 282225C103	SC 13D	Page 17 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Group III 31, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 3,001(14)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 3,001(14)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,001(14)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Less than 0.1%
14	TYPE OF REPORTING PERSON OO

(14)	Represents the shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P.

CUSIP No. 282225C103	SC 13D	Page 18 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON J. Taylor Crandall (in the capacity described herein)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,475,271(15)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 1,475,271(15)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,475,271(15)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 6.0%
14	TYPE OF REPORTING PERSON IN

(15)
(i) Solely in his capacity as the sole member of Group III 31, LLC with respect to 3,001 shares of Common Stock, which represents the shares of Common Stock that are beneficially owned as a result of a previous distribution by FW Ventures I, L.P.; and (ii) solely in his capacity as the sole member of FW Management II, LLC with respect to 1,427,325 shares.  See footnote (6) to page relating to FW Management II, LLC.  On March 8, 2013, the Reporting Person acquired 44,945 shares of Common Stock as a result of a pro rata, in-kind distribution by Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.

CUSIP No. 282225C103	SC 13D	Page 19 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Woodside Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 41,301(16)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 41,301(16)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,301(16)	(33)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON PN

(16)
Represents the shares of Common Stock that are directly owned by Woodside Partners, L.P. as a result of a previous distribution by FW Ventures I, L.P.  and the March 8, 2013 acquisition of 32,296 shares of Common Stock as a result of a pro rata, in-kind distribution by Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.  Woodside Partners, L.P. owns the shares through its general partner, Tonandowah, L.L.C., of which the sole member is Caroline Jean Crandall 1998 Trust, of which John Fant is the sole trustee.

CUSIP No. 282225C103	SC 13D	Page 20 of 28

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON Tonandowah, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS Not applicable
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 41,301(17)
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 41,301(17)
	10	SHARED DISPOSITIVE POWER 0
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 41,301(17)
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.2%
14	TYPE OF REPORTING PERSON OO

(17)	Solely in its capacity as the general partner of Woodside Partners, L.P. See footnote (16) to page relating to Woodside Partners, L.P.

CUSIP No. 282225C103	SC 13D	Page 21 of 28

Amendment No. 9 to Schedule 13D

This Amendment No. 10 to Schedule 13D is filed by the undersigned to amend Schedule 13D, filed on August 18, 2000 (the “Original Filing”), as amended by Amendment No. 1 to the Schedule 13D filed on February 15, 2001, as amended by Amendment No. 2 to the Schedule 13D filed on August 15, 2001, as amended by Amendment No. 3 to the Schedule 13D filed on April 6, 2004, as amended by Amendment No. 4 to the Schedule 13D filed on October 1, 2004, as amended by Amendment No. 5 to the Schedule 13D filed on December 28, 2004, as amended by Amendment No. 6 to the Schedule 13D filed on September 26, 2008, as amended by Amendment No. 7 to the Schedule 13D filed on September 8, 2011, as amended by Amendment No. 8 to the Schedule 13D filed on October 25, 2011 and Amendment No. 9 to Schedule 13D filed on February 21, 2013.  Unless otherwise indicated, all capitalized terms shall have the same meaning as provided in the Original Filing.

Item 1.  Security and Issuer.

No material change.

Item 2.  Identity and Background.

No material change.

CUSIP No. 282225C103	SC 13D	Page 22 of 28

Item 3.  Source and Amount of Funds or Other Consideration.

No material change.

Item 4.  Purpose of Transaction.

No material change.

CUSIP No. 282225C103	SC 13D	Page 23 of 28

Item 5.  Interest in Securities of the Issuer.

(a)           Item 5(a) is hereby amended and replaced by the addition of the following:

As of March 8, 2013, following the Distribution (as defined below), (i) OHCP beneficially owns no shares of the Common Stock or 0% of the issued and outstanding shares of the Common Stock; (ii) OHCMP beneficially owns no shares of the Common Stock or 0% of the issued and outstanding shares of the Common Stock; (iii) OHCP GenPar, because of its position as general partner of each of OHCP and OHCMP may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own no shares of Common Stock or 0% of the issued and outstanding shares of the Common Stock; (iv) OHCP MGP, because of its position as general partner of OHCP GenPar may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own no shares of Common Stock or 0% of the issued and outstanding shares of the Common Stock; (v) OHVF beneficially owns 583,655 shares of the Common Stock or 2.4% of the issued and outstanding shares of the Common Stock; (vi) OHVF GenPar, because of its position as general partner of OHVF may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 583,655 shares of Common Stock or 2.4% of the issued and outstanding shares of the Common Stock; (vii) OHVF MGP, because of its position as general partner of OHVF GenPar may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 583,655 shares of Common Stock or 2.4% of the issued and outstanding shares of the Common Stock; (viii) FWI beneficially owns 1,427,325 shares of the Common Stock or 5.8% of the issued and outstanding shares of the Common Stock; (ix) FWM, because of its position as general partner of FWI may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 1,427,325 shares of the Common Stock or 5.8% of the issued and outstanding shares of the Common Stock; (x) Group Investors, LLC, because of its position as sole member of OHVF MGP may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 583,655 shares of the Common Stock or 2.4% of the issued and outstanding shares of the Common Stock; (xi) Capital beneficially owns 88,654 shares of Common Stock or 0.4% of the issued and outstanding shares of the Common Stock; (xii) Mr. Bass beneficially owns 692,607 shares of Common Stock or 2.8% of the issued and outstanding shares of Common Stock; (xiii) Mr. Brown beneficially owns 25,965 shares of Common Stock or 0.1% of the issued and outstanding shares of Common Stock; (xiv) Dr. Wolfson beneficially owns 82,304 shares of Common Stock or 0.3% of the issued and outstanding shares of Common Stock, and, because of his position as sole member of Group Investors, LLC, may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 583,655 shares of Common Stock or 2.4% of the issued and outstanding shares of Common Stock, for a combined total beneficial ownership of 665,959 shares of Common Stock or 2.7% of the issued and outstanding shares of Common Stock; (xv) Woodside beneficially owns 41,301 shares of Common Stock or 0.2% of the issued and outstanding shares of Common Stock; (xvi) Tonandowah, LLC, because of its position as general partner of Woodside, may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 41,301 shares of Common Stock or 0.2% of the issued and outstanding shares of ommon Stock; (xvii) Group III beneficially owns 3,001 shares of Common Stock or less than 0.1% of the issued and outstanding shares of Common Stock; and (xviii) Mr. Crandall, because of his position as sole member of Group III with respect to 3,001 shares and the sole member of FWM with respect to 1,427,325 shares may, pursuant to Rule 13d-3 of the Act, be deemed to beneficially own 1,475,271 shares of Common Stock or 6.0% of the issued and outstanding shares of Common Stock.

Each of the Reporting Persons listed in (xi), (xii), (xv) and (xvi) may be deemed to acquire a portion of the shares of Common Stock in the Distribution, in each Reporting Person's capacity as a partner in OHCP and OHCMP.

(b)           Item 5(b) is hereby amended and supplemented by the addition of the following:

As of March 8, 2013, each of: (i) OHCP, through its general partner, OHCP GenPar, through OHCP GenPar’s general partner, OHCP MGP, (ii) OHCMP, through its general partner, OHCP GenPar, through OHCP GenPar’s general partner, OHCP MGP, (iii) OHVF, through its general partner OHVF GenPar, through OHVF GenPar’s general partner, OHVF MGP, through OHVF MGP’s sole member, Group Investors, which is 100% owned by Dr. Wolfson and (iv) FWI, through its general partner, FWM, through FWM’s sole member, Mr. Crandall, has sole power to vote or to direct the voting and to dispose or to direct the disposition of the 0, 0, 583,655 and 1,427,325 shares of Common Stock beneficially owned by such person, respectively.

As of March 8, 2013, each of (i) Capital, through its general partner, Capital GenPar, (ii) Woodside, through its general partner, Tonandowah and (iii) Group III through its sole member, Mr. Crandall, has sole power to vote or to direct the voting and to dispose or to direct the disposition of the 88,654, 41,301 and 3,001 shares of Common Stock beneficially owned by such person, respectively.

As of March 8, 2013, each of (i) Mr. Bass, (ii) Mr. Brown, (iii) Dr. Wolfson and (iv) Mr. Crandall has sole power to direct the voting and disposition of 692,607, 25,965, 665,959 and 1,475,271 shares of Common Stock beneficially owned by him, respectively.

(c)           On March 8, 2013, OHCP and OHCMP made a pro rata, in-kind distribution of all shares of Common Stock owned by such entity to their respective partners (the “Distribution”).  No consideration was paid in connection with the Distribution.

(d)           No material change.

(e)           Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

No material change.

Item 7.  Material to be Filed as Exhibits.

No material change.

CUSIP No. 282225C103	SC 13D	Page 24 of 28

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  March 13, 2013

OAK HILL CAPITAL PARTNERS, L.P.

By:	OHCP GenPar, L.P., its general partner

By:	OHCP MGP, LLC, its general partner

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

OAK HILL CAPITAL MANAGEMENT PARTNERS, L.P.

By:	OHCP GenPar, L.P., its general partner

By:	OHCP MGP, LLC, its general partner

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

OHCP GENPAR, L.P.

By:	OHCP MGP, LLC, its general partner

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

CUSIP No. 282225C103	SC 13D	Page 25 of 28

OHCP MGP, LLC

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

OAK HILL VENTURE FUND I, L.P.

By:	OHVF GenPar I, L.P., its general partner

By:	OHVF MGP I, LLC, its general partner

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

OHVF GENPAR I, L.P.

By:	OHVF MGP I, LLC, its general partner

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

OHVF MGP I, LLC

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

CUSIP No. 282225C103	SC 13D	Page 26 of 28

GROUP INVESTORS, LLC

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

FW INVESTORS V, L.P.

By:	FW Management II, LLC, its general partner

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

FW MANAGEMENT II, LLC

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

ROBERT M. BASS

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Attorney-in-Fact for:
ROBERT M. BASS (1)

(1)	A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of Robert M. Bass previously has been filed with the Securities and Exchange Commission.

CUSIP No. 282225C103	SC 13D	Page 27 of 28

CAPITAL PARTNERSHIP, L.P.

By:	Capital GenPar, LLC, General Partner

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

CAPITAL GENPAR, LLC

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

GROUP III 31, LLC

By:	/s/ Kevin G. Levy
Name: Kevin G. Levy
Title: Vice President

/s/ David G. Brown
DAVID G. BROWN

/s/ Mark A. Wolfson
MARK A. WOLFSON

/s/ Kevin G. Levy
KEVIN G. LEVY
Attorney-in-Fact for:
J. TAYLOR CRANDALL (1)

(1)	A Power of Attorney authorizing Kevin G. Levy, et al., to act on behalf of J. Taylor Crandall previously has been filed with the Securities and Exchange Commission.

CUSIP No. 282225C103	SC 13D	Page 28 of 28

WOODSIDE PARTNERS, L.P.

By:	Tonandowah, L.L.C., its general partner

By:	/s/ John H. Fant
Name: John H. Fant
Title: Vice President

TONANDOWAH, L.L.C.

By:	/s/ John H. Fant
	Name:	John H. Fant
	Title:	Trustee of the Caroline Jean Crandall 1998 Trust, sole member of Tonandowah, L.L.C.